EMMET, MARVIN & MARTIN, LLP
                          120 BROADWAY
                    NEW YORK, NEW YORK  10271


                        October 14, 2004



The Bank of New York,
  as Trustee of FT 884
101 Barclay Street
New York, New York 10286



Re:                              FT 884

Ladies and Gentlemen

     We are acting as counsel for The Bank of New York (The Bank of New York) in connection with the execution and delivery of a Trust Agreement (the Trust Agreement) dated todays date (which Trust Agreement incorporates by reference certain Standard Terms and Conditions of Trust dated December 9, 2003, and the same are collectively referred to herein as the Indenture) among First Trust Portfolios, L.P., as Depositor (the Depositor), First Trust Advisors L.P., as Evaluator, First Trust Advisors L.P., as Portfolio Supervisor, and The Bank of New York, as Trustee (the Trustee), establishing the unit investment trust or trusts included in FT 884 (each, a Trust), and the confirmation by The Bank of New York, as Trustee under the Indenture, that it has registered on the registration books of the Trust the ownership by the Depositor of a number of units constituting the entire interest in the Trust (such aggregate units being herein called Units), each of which represents and undivided interest in the respective Trust which consist of common stocks (including, confirmations of contracts for the purchase of certain stocks not delivered and cash, cash equivalents or an irrevocably letter of credit or a combination thereof, in the amount required for such purchase upon the receipt of such stocks), such stocks being defined in the Indenture as Securities and referenced in the Schedule to the Indenture.

     We   have  examined  the  Indenture,  a  specimen   of   the
certificates to be issued thereunder (the Certificates), the Closing Memorandum dated todays date, and such other documents as we have deemed necessary in order to render this opinion. Based on the foregoing, we are of the opinion that:

  1. The Bank of New York is a corporation duly organized and existing under the laws of the State of New York with the powers of a trust company under the Banking Law of the State of New
     York.

  2. The Trust Agreement is in proper form for execution by you, as Trustee, and has been duly executed and delivered by you, as Trustee, and, assuming due execution and delivery by the other parties thereto, constitutes the valid and legally binding obligation of The Bank of New York.

  3. The Certificates are in proper form for execution and delivery by The Bank of New York, as Trustee.

  4. The Bank of New York, as Trustee, has registered on the registration books of the Trust the ownership of the Units by the Depositor. Upon receipt of confirmation of the effectiveness of the registration statement for the sale of the Units filed with the Securities and Exchange Commission under the Securities Act of 1933, the Trustee may cause the Units to be transferred on the registration books of the Trust to, and registered in, such other names, and in such denominations, as the Depositor may order, and may deliver, unless the Trust Agreement provides that the Units will be uncertificated, Certificates evidencing such ownership.

     In rendering the foregoing opinion we have not considered, among other things, the merchantability of the Securities, whether the Securities have been duly authorized and delivered or the tax status of the Securities under any federal, state or local laws.

      We are members of the New York Bar only and do not hold ourselves out as experts on, nor do we express any opinion as to, the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States. This opinion is for your benefit and may not be disclosed to or relied upon by any other person without our prior written consent.

      We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement relating to the Units and to the use of our name and the reference to our firm in the Registration Statement and in the Prospectus.

                                 Very truly yours,



                                 EMMET, MARVIN & MARTIN, LLP